Exhibit 10.1

AMENDMENT NO. 2

TO

2012 STOCK UNIT AGREEMENT

pursuant to

THE RYLAND GROUP, INC.

2011 EQUITY AND INCENTIVE PLAN

This Amendment to Stock Unit Agreement is dated as of and effective March 1, 2014 and is applicable to the Stock Unit Agreement (the “Agreement”) by and between The Ryland Group, Inc. (the “Corporation”) and                             (the “Executive”) dated as of March 1, 2012. Section 2 of the Agreement is amended to add a final paragraph to this Section as follows:

Upon the death, Disability or retirement (as defined by the Corporation, in its discretion) of a Participant, the full amount of the Award is immediately vested and payable to a Participant, or the Participant’s estate or beneficiary, on the first to occur of the Participant’s death, Disability, or six months following the Participant’s Separation from Service (coincident with or following the Company’s determination of retirement).  “Disability” shall mean a period during which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer, or (iii) is determined to be totally disabled by the Social Security Administration.  “Separation from Service” shall mean the Participant’s “separation from service” within the meaning of Code section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to be performed by the Participant to 20% or less of the average level of bona fide services performed by the Participant over the immediately preceding 36 month period (or the full period during which the Participant performed services for the Employer, if that is less than 36 months).

THE RYLAND GROUP, INC.

By:
Robert J. Cunnion, III
Senior Vice President, Human Resources